Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06129 of SunLink Health Systems, Inc. on Form S-8, Registration Statement No. 33-88190 of SunLink Health Systems, Inc. on Form S-3, Registration Statement No. 333-99667 of SunLink Health Systems, Inc. on Form S-8, Registration Statement No. 333-99669 of SunLink Health Systems, Inc. on Form S-8, and Registration Statement No. 333-137474 of SunLink Health Systems, Inc. on Form S-8, of our reports dated September 28, 2009, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2009.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia

September 28, 2009